(RULE 14A - 101)

INFORMATION REQUIRED

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ____________)

Filed by the Registrant   ;[ x ]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Beta Oil & Gas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by

Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

BETA OIL & GAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholder:

Notice is hereby given that Beta's Annual Meeting of Stockholders will be held at the Marriott Newport Beach Hotel and Tennis Club, 900 Newport Center Drive, Newport Beach, California, 92660 on Saturday, June 24, 2000 at 2:00 p.m.

We intend to present for your approval at this meeting:

  the election of six Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;
  a proposal to authorize amendment to our Articles of Incorporation to permit us to issue up to 5,000,000 shares of Preferred Stock upon terms to be approved by the Board of Directors;
  the ratification of the reappointment of HEIN + ASSOCIATES, LLP as independent auditors for 2000; and
  the transaction of any other business which may properly come before the Annual Meeting or any adjournment thereof.

If you were a holder of record of Beta common stock at the close of business on May 19, 2000, you are entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Lisa Antry
Secretary

May 24, 2000

YOUR VOTE IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY IN THE POSTAGE PAID ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.

BETA OIL & GAS, INC.

901 Dove Street, Suite 230

Newport Beach, California 92660

(949) 752-5212

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Beta for the Annual Meeting of Stockholders. The meeting will be held at the Marriott Newport Beach Hotel and Tennis Club, 900 Newport Beach, California 92660, at 2:00 p.m. on Saturday, June 24, 2000, for the purposes set forth in the accompanying Notice of Annual Meeting, and at any adjournments thereof.

We will bear the cost of soliciting proxies. Proxies will be solicited primarily by mail, but may be supplemented by personal solicitation by officers, employees and Directors of Beta. No additional compensation will be paid for their solicitation efforts. The Notice of Annual Meeting of Stockholders, Proxy Statement and Proxy are first being mailed to stockholders on May 24, 2000.

VOTING AT THE ANNUAL MEETING

The close of business on May 19, 2000 has been fixed by the Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. At that date, Beta had issued and outstanding 11,948,976 shares of voting common stock.

As a common stockholder you are entitled to vote on all matters properly brought before the meeting, including the matters described in the Notice of Annual Meeting accompanying this Proxy Statement. Each share of common stock you own entitles you to one vote on all matters to be voted upon. Our Articles of Incorporation permit cumulative voting in the election of our directors. Therefore, in voting for directors you are entitled to as many votes as equal the number of shares you own multiplied by the number of directors to be elected and you may cast all votes for a single director or you may distribute the number to be voted among any one or more of them in the election of directors.

QUORUM AND VOTING REQUIREMENTS

A quorum at the Annual Meeting means the presence of a majority of the outstanding shares of common stock, whether in person or by proxy. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the number of shares present and entitled to vote with respect to any particular matter, but will not be counted as a vote in favor of such matter. An abstention from voting on a matter or a proxy instructing that a vote be withheld has the same effect as a vote against the matter since it is one less vote for approval.

A broker non-vote occurs when a nominee holding shares of common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. The shares held by the nominee are deemed to be represented at the meeting for purposes of determining if a quorum is present.

  Election of Directors: Directors will be elected by a plurality of votes cast. A plurality means that the individuals who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors, except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.
  Approval of Amendment to Articles of Incorporation to Authorize Preferred Stock: To be adopted, the proposal to amend our Articles of Incorporation to permit issuance of Preferred Stock must receive the affirmative vote by holders of a majority of the outstanding common stock. Broker non-votes and abstentions on this matter have the effect of negative votes.
  Approval of Auditors: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes and abstentions on this matter have the effect of negative votes.

HOW TO REVOKE YOUR PROXY

You may revoke a proxy at any time before it is voted. You can do this by delivering a subsequent proxy or by notifying the Secretary in writing specifically revoking the proxy. Your attendance and voting in person at the Annual Meeting will also revoke a proxy. If you do not make any specification on the proxy, your shares will be voted in accordance with the recommendation of the Board of Directors as stated herein, or at the discretion of the named proxies with regard to any other matter that may properly come before the Annual Meeting.

STOCK OWNERSHIP

This table shows information as of May 10, 2000 about the beneficial ownership of common stock by:

  each person known by us to own beneficially more than five percent of our outstanding common stock;
  each executive officer of Beta;
  each Director and each nominee for Director of Beta; and
  all of our executive officers and Directors as a group.
Name of Beneficial Owner	Shares Beneficially Owned(1)	Approximate Percent of Class After the Merger(2)

Mr. Steve Antry 901 Dove Street, #230 Newport Beach, CA 92660	1,565,000(3)	12.67%
Mrs. Lisa Antry, Jointly 901 Dove Street, #230 Newport Beach, CA 92660	1,565,000(3)	12.67%
Mr. R. Thomas Fetters	375,000(4)	3.04%
Mr. Lawrence W. Horwitz	90,000(5)	0.73%
Mr. Joe C. Richardson Jr.	400,000(6)	3.24%
Mr. Stephen L. Fischer	390,000(7)	3.16%
Mr. J. Chris Steinhauser	140,000(8)	1.13%
Mr. John P. Tatum	68,500(9)	0.55%
Mr. Rolf N. Hufnagel	1,440,000(10)	11.66%

All officers, and directors as a group (9 persons)	4,468,500(11)======================	36.18%======================

Certain of the stockholders in this table have agreed that they will not sell their shares representing 2,670,000 of the 4,468,500 of the total beneficial shares held until July 9, 2000.

(1)	Unless otherwise indicated, all shares of common stock are held directly with sole voting and investment powers. Securities not outstanding, but included in the beneficial ownership of each such person are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but are not deemed to be outstanding for the purpose of computing percentage of the class owned by any other person.
(2)	Shows percent of outstanding shares as of May 10, 2000. It reflects the issuance of 2,250,000 shares in the merger with Red River Energy, Inc., which is expected to become effective before the meeting.
(3)	Includes 1,500,000 shares of common stock issued to Mr. Steve Antry and Mrs. Lisa Antry, husband and wife, as founders upon organization. Also includes 25,000 shares of common stock underlying presently exercisable stock warrants held by Mr. Antry's daughter and step-daughter (12,500 each). The warrants are exercisable at $5.00 per share and expire on March 12, 2003. In addition, this includes 20,000 shares underlying stock options held by Mr. Antry and 15,000 shares underlying stock options held by Mrs. Antry. The options are expected to become exercisable within 60 days. The options are exercisable at $6.00 per share and expire on December 31, 2004.
(4)	Includes 350,000 shares of Beta's common stock issued to Mr. Fetters as a founder upon organization and includes 25,000 shares underlying stock options which are expected to become exercisable within 60 days. The options are exercisable at $6.00 per share and expire on December 31, 2004.
(5)	Includes 50,000 shares issued to Mr. Horwitz as a founder upon organization. In addition, Horwitz & Beam, a law firm of which Mr. Horwitz is a stockholder, received 20,000 shares. Also includes 20,000 shares underlying presently exercisable stock warrants. The warrants are exercisable at $6.00 per share and expire on September 1, 2004.
(6)	Includes 400,000 shares issued to Mr. Richardson as a founder upon organization.
(7)	Includes 350,000 shares issued to Mr. Fischer as a founder upon organization. Also includes 25,000 shares underlying presently exercisable stock warrants. The warrants are exercisable at $5.00 per share and expire on March 12, 2003. Also includes 15,000 shares underlying stock options which are expected to become exercisable within 60 days. The options are exercisable at $6.00 per share and expire on December 31, 2004.
(8)	Includes 100,000 shares of common stock underlying stock warrants exercisable at a price of $3.75 per share which expire on January 27, 2003 (75,000 have vested and 25,000 vest on January 27, 2001). Also includes 25,000 shares underlying presently exercisable stock warrants which are exercisable at $5.00 per share and expire on March 12, 2003. Also includes 15,000 shares underlying stock options which are expected to become exercisable within 60 days. The options are exercisable at $6.00 per share and expire on December 31, 2004.
(9)	Includes 18,500 shares of common stock and 50,000 shares underlying common stock warrants exercisable at a price of $5.00 per share which expire April 1, 2004.
(10)	Mr. Hufnagel is expected to receive 1,440,000 shares of common stock upon completion of the merger with Red River Energy, Inc.
(11)	Includes 340,000 shares of common stock underlying presently exercisable stock warrants and options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Beta's directors and officers to file periodic reports with the SEC. These reports show the directors' and officers' ownership, and the changes in ownership, of Beta's common stock and other equity securities. To the best of our knowledge, all filing requirements under Section 16(a) have been complied with during 1999.

ELECTION OF DIRECTORS

Our Bylaws specify that the authorized number of directors shall not be less than one and not more than six persons. If any nominee becomes unavailable for any reason, a substitute nominee may be proposed by the Board and the shares represented by proxy will be voted for any substitute nominee, unless the Board reduces the number of directors. Mr. J. Chris Steinhauser, a director and chief financial officer of Beta, is expected to resign from the board upon completion of our merger with Red River Energy, Inc., which we expect will be closed before our Annual Meeting. He is expected to be replaced by Rolf N. Hufnagel, President of Red River. The Board has no reason to expect that any nominee will become unavailable. Shares represented by the accompanying form of proxy will be voted for the election of the following six nominees unless other instructions are shown on the proxy card: THE BOARD IS RECOMMENDING THAT FIVE OF THE CURRENT DIRECTORS OF BETA BE RE-ELECTED AND THAT ROLF N. HUFNAGEL BE ELECTED TO THE BOARD.

The following table sets forth the names and ages of current directors who are nominees and the positions in Beta held by them:

Name	Age	Director Since	Position
Steve Antry	44	1997	President, Chairman of the Board, Director
R. Thomas Fetters	60	1997	Managing Director of Exploration, Director
Joe C. Richardson, Jr.	71	1997	Director
Lawrence W. Horwitz	40	1997	Director
John P. Tatum	65	1999	Director
Rolf N. Hufnagel	52	2000	President of Red River Energy, Inc.

Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The Bylaws permit the board itself to fill vacancies and appoint additional directors pending stockholder approval at the next annual meeting. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified. The last annual meeting of stockholders was held on June 25, 1999.

The business experience of each nominee director is summarized below.

Mr. Steve Antry, President and Chairman of the Board of Directors, founded Beta in 1997. In addition, Mr. Antry founded Beta Capital Group, Inc., a financial consulting firm in November 1992, and was its President through June 1997. Beta Capital Group, Inc. support to achieve that growth. Mr. Antry is a director of Pease Oil and Gas Company, NASDAQ: WPOG. Mr. Antry remains Chairman of the Board of Directors of Beta Capital Group, Inc., but resigned as its President to devote his full attention to Beta. Before forming Beta Capital Group, Inc., Mr. Antry was an officer of Benton Oil & Gas Company, NYSE: BNO, from 1989 through 1992, ultimately becoming President of a wholly owned subsidiary. Mr. Antry was a Marketing Director for Swift Energy, NYSE: SFY, from 1987 through 1989. Mr. Antry began working in the oil fields in Oklahoma in 1974. He has served in various exploration management capacities with different companies, including Warren Drilling Company, as Vice President of Exploration and Nerco Oil and Gas, a division of Pacific Power and Light, where he served as Western Regional Land Manager. Mr. Antry is a member of the International Petroleum Association of America "IPAA", serving on the Capital Markets Committee and has B.B.A. and M.B.A. degrees from Texas Christian University.

Mr. R. Thomas Fetters, Managing Director of Exploration, and Director, spent 17 years with Exxon ultimately achieving the position of Exploration Planning Manager, Exxon U.S.A. Other notable positions held include Exploration Manager for Exxon Australia "ESSO" and Division Manager of Research in Houston and Chief Geologist, Exxon Production Malaysia. Mr. Fetters was President and Chief Executive Officer of CNG Producing Co. in New Orleans from 1983 through 1989 and President of XCL-China, Ltd. from 1989 through 1995. From 1995 through 1997, he served as Senior Vice President of National Energy Group and also currently sits on the Board of XCL, Ltd.. He earned his B.S./M.S. in Geology from the University of Tennessee in 1966.

Mr. Joe C. Richardson, Jr., Director, graduated from Texas A&M with B.S. degrees in Petroleum Engineering and Mechanical Engineering in 1950 when he started his career with Shamrock Oil and Gas in Amarillo, Texas. In 1961, Mr. Richardson formed an oil, gas, refining, and compressor equipment fabrication company and, in 1968, co-founded a public oil and gas company that was later merged with Worldwide Energy, Inc. Mr. Richardson has been an officer and/or director of several successful public and private companies including Pyro Energy, Inc. (NYSE), Consolidated Oil & Gas (AMEX), Texoil, Inc. (NASDAQ), and Corporate Systems Corporation. He is a Regent Emeritus of the Texas A&M University System, past President of the Texas A&M Twelfth Man Association, and was honored in 1989 with the University's Distinguished Alumni Award. He currently serves on the University Presidents' Advisory Board and the Engineering Advisory Council. Mr. Richardson is a registered engineer in the state of Texas and a member of the IPAA. The Petroleum Engineering Building on the campus of Texas A&M University, completed in 1990, was named in his honor.

Mr. Lawrence W. Horwitz, Director, is a founding partner of Horwitz & Beam, an Irvine, California law firm primarily representing Orange County business concerns in high technology industries. Mr. Horwitz is a graduate of the University of California at Berkeley (B.S. 1981) and of Boalt Hall School of Law, University of California at Berkeley (J.D. 1984). Mr. Horwitz was admitted to the bar in both Texas and California in 1984. Mr. Horwitz commenced his career in Dallas, Texas where he was involved in a number of private and public offerings involving oil and gas companies and related limited partnerships. He has represented public oil and gas concerns in both hostile takeovers, as well as mutually negotiated acquisitions. Before forming Horwitz & Beam in 1990, Mr. Horwitz practiced in the corporate and securities group of the Newport Beach law firm of Stradling, Yocca, Carlson & Rauth and was a partner at Hart, King & Coldren, a law firm also located in Orange County. Mr. Horwitz has been admitted to the U.S. Federal District Court, Central District of California and the U.S. Court of Appeals, Ninth Circuit.

Mr. John P. Tatum, Director, joined Beta as a director in March 1999. Mr. Tatum has worked in the oil and gas industry since 1962, holding successive positions with Skelly Oil Company, Placid Oil Company, Hunt International Company and Hunt Energy Company. From 1980 to 1996, Mr. Tatum was employed with Triton Energy Corporation as Vice President (1980-82), Senior Vice President (1982-1991) and Executive Vice President (1991-96). As Senior Vice President for Triton Energy Corporation, Mr. Tatum was responsible for directing Triton's operations in Colombia, Thailand, New Zealand, Nepal, Gabor, Cote D'Ivoire and Argentina. Since 1996, Mr. Tatum has worked as an international oil & gas consultant. Mr. Tatum received his B.B.A. from the University of Texas in 1956 and conducted graduate studies at the Louisiana State University Graduate Business School.

Mr. Rolf N. Hufnagel, is the Chairman, President and Chief Executive Officer of Red River Energy, Inc., which he cofounded in 1997. Beta expects that it will complete an acquisition of Red River before the Annual Meeting of Stockholders. Prior to forming Red River, Mr. Hufnagel founded and served as Chairman, President and Chief Executive Officer of Carlton Resources Corporation, an oil and gas acquisition company, from 1994 to 1998. From 1986 to 1992, Mr. Hufnagel served as Senior Vice President of RAMCO Oil & Gas, Inc., a privately held property acquisition company. Mr. Hufnagel received his Bachelor of Science from Cameron University and his Master of Business Administration from the University of Oklahoma in 1974.

OTHER INFORMATION; COMMITTEES OF THE BOARD

During 1999, three meetings of the Board of Directors were held. All Directors attended at least 75% of the total number of meetings of the Board. Mr. Horwitz was not present at one of the meetings. The Directors also took action by unanimous written consent on six occasions.

Executive Committee

The Board of Directors established an executive committee whose purpose is to formulate and implement recommendations, strategies and actions which are intended to support and protect stockholder value. The executive committee is comprised of three directors: Steve Antry, Tom Fetters, and Joe C. Richardson, Jr. The Board of Directors implemented these changes to enhance the decision making processes in all aspects of Beta's business. This committee did not meet during 1999.

Audit Committee

The Board of Directors established an audit committee whose purpose is to oversee Beta's financial reporting and controls and to recommend the appointment of Beta's independent auditor each year. The audit committee is comprised of three directors: Tom Fetters, Joe C. Richardson, Jr., and John Tatum. This committee did not meet during 1999.

Compensation Committee

The Board of Directors established a compensation committee which is responsible for formulating and recommending to the full Board of Directors the compensation paid to Beta's executive officers. The committee presently consists of two outside Directors, Joe C. Richardson Jr. and John P. Tatum. The compensation committee is discussed in more detail in the section entitled "Executive Compensation." This committee had no formal meetings during 1999.

EXECUTIVE COMPENSATION

During 1999, the members of the Compensation Committee were Joe C. Richardson, Jr. and John P. Tatum, outside Directors of Beta.

Report of The Compensation Committee

     As the Compensation Committee of the Board of Directors, we are responsible for formulating and recommending to the Board of Directors the compensation paid to Beta's executive officers, including Mr. Antry, the president and chairman. We generally review executive compensation on an annual basis. In reviewing the overall compensation of our executive officers, we consider the following components of executive compensation:

  base salaries;
  stock option grants;
  cash bonuses;
  insurance plans; and
  contributions by Beta to the retirement plan.

      In establishing the compensation paid to our executives, we emphasize providing compensation that will (1) motivate and retain the executives and reward performance, (2) encourage the long term success of Beta, and (3) encourage the application of prudent decision making processes in an industry marked by volatility and high risk.

Historically, we have evaluated compensation paid to our executive officers based upon the following factors:

  the growth in Beta's oil and gas reserves;
  the market value of Beta's common stock;
  cash flow;
  the extent to which the executive officers have been successful in finding and creating opportunities for Beta to participate in drilling or acquisition ventures having quality prospects;
  the ability of our executives to formulate and maintain sound budgets for drilling ventures and other business activities;
  the overall financial condition of Beta;
  the extent to which proposed business plans are met; and
  by comparing the compensation packages of our executive officers with the compensation packages of executive officers of other companies similar to Beta.

      We do not assign relative weights or rankings to these factors. Instead, we make subjective determinations based upon a consideration of all of these factors.

      In establishing base salaries for the executive officers, we have not relied on independent consultants to analyze or prepare formal surveys for us. However, we do make informal comparisons of our executives' compensation with the compensation paid to executives of other publicly and privately held companies similar to Beta. We also rely on our general knowledge and experience in the oil and gas industry, focusing on a subjective analysis of each of our executive's contributions to Beta's overall performance. In addition, we take into account the fact that we do not provide significant perquisites to our executive officers. While specific performance levels or "benchmarks" are not used to establish salaries or grant stock options, we do take into account historic comparisons of Beta's performance. With respect to awards of stock options, we attempt to provide the executives with an incentive compensation vehicle that could result in future additional compensation to the executives, but only if the value of our common stock increases for all stockholders. All stock options are granted with exercise prices equal to or greater than the fair market value of the common stock on the date of grant. When awarding stock options, we consider the number of options granted on prior occasions and the length of time between option grants.

      In reviewing the overall compensation of Mr. Antry in 1999, we took into account the fact that Mr. Antry has never received an increase in his salary since starting with Beta in 1997. We further considered Beta's overall financial condition and its successful initial public offering in July 1999, and the individual contributions made by Mr. Antry. Throughout 1998 and during most of 1999, Beta was faced with a precipitous downturn in the oil and gas industry. While many of our competitors experienced insurmountable financial problems or ceased active drilling operations altogether, we believe the insight, experience and leadership of Mr. Antry has been instrumental in keeping Beta positioned to survive the adverse effects of a severe industry downturn and complete a successful initial public offering of Beta's commons stock. We awarded a $25,000 cash bonus paid to Mr. Antry in July, 1999. In August 1999, we also granted stock options to Mr. Antry to purchase 25,000 shares of common stock at an exercise price of $6.00 per share, which was in excess of 110% of the fair market value of our common stock on the date of grant. The previous grant of a stock option/warrant to Mr. Antry was in March, 1998 when we granted to him a stock warrant to purchase 25,000 shares of common stock. Mr. Antry had previously received no grants of stock options or warrants.

      We feel that the stock option awards to our executive officers, including Mr. Antry, act as a catalyst to advancing the financial interests of stockholders along with those of management. It is our conclusion that the amount and types of compensation currently being paid to our executive officers are sufficient to motivate them and encourage their efforts to increase the value of Beta for all stockholders.

Provisions of the Internal Revenue Code that restrict the deductibility of certain compensation over one million dollars per year has not been a factor in our considerations or recommendations.

Respectfully Submitted,

Joe C. Richardson, Jr. John P. Tatum

SUMMARY OF ANNUAL COMPENSATION

Summary Compensation Table

     The following table will inform you about the compensation received by each of Beta's executive officers whose cash compensation exceeded $100,000 for services rendered to Beta during the fiscal years ended December 31, 1997,1998 and 1999.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Long-Term Compensation Awards-Restricted Stock Awards #	All Other Compensation ($)
Steve Antry Chief Executive Officer and Chairman of the Board of Directors	1999	$ 150,000	$ 28,184	$ 9,597(3)	25,000	$ 11,250(2)
	1998	$ 150,000	$ 0	$ 2,600(3)	25,000	$ 9,343(2)
	1997	$ 34,522(1)	$ 0	$ 0	0	$ 2,294 (2)
--------------------
(1)	Mr. Antry's annual salary is $150,000. Mr. Antry's salary commenced in October of 1997. Therefore his salary for 1997 was as presented above.
(2)	Represents payments toward annual car allowance per the terms of Mr. Antry’s contract of employment with Beta.
(3)	Represents Beta’s matching contributions toward Mr. Antry’s Simple IRA retirement plan and medical and dental premiums paid.

Stock Options

      Beta uses stock options as part of the overall compensation of Directors, officers and employees. We have included summary descriptions of our stock option plans so you can review the types of options we have granted and the significant features of our stock options.

      In the following table, we show certain information with respect to stock options granted in 1999 to the named executive officers.

Option/SAR Grants in Last Fiscal Year

Potential realizable value at assumed annual rates of stock price appreciation for option term
Individual Grants
Name	Number of securities underlying Options/SARs granted #	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price($/Sh)	Expiration date	(1) 5% ($)	(1) 10% ($)
Steve Antry	25,000	26%	$6.00	12/31/2004	$41,442	$91,500

(1)	These amounts are calculated based on the indicated annual rates of appreciation and annual compounding from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. There is no assurance that the amounts reflected in this table will be achieved.

     The following table shows certain information with respect to stock options exercised in 1998 by Beta's executive officers and the value of their unexercised stock options at December 31, 1999.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Number of securities underlying unexercised options/SARs at fiscal year end (#)	Value of unexercised in-the-money options/SARs at the fiscal year end ($)
Name	Shares acquired on exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Steve Antry	None	None	25,000 / 25,000	$61,000/$36,000

(1)	The value of in-the-money options is equal to the fair market value of a share of common stock at fiscal year-end ($7.44 per share, based on the last sale price of Beta’s common stock), less the exercise price.

Stock Option Plan

     On August 20, 1999, the board of directors approved an incentive and non-statutory stock option plan which authorizes the Compensation Committee to grant stock option awards to officers, directors and employees. The plan is subject to stockholder approval. The plan provides, among other things, the following:

  The maximum number of shares which may be optioned and sold under the plan is 700,000 shares.
  The per share exercise price for common shares to be issued pursuant to the exercise of an option shall be no less than the fair market value of Beta’s common stock as of the date of grant.
  The per share exercise price for common shares to be issued to persons owning more than 10% of the voting stock of Beta at the date of grant, shall be no less than 110% of the fair market value of Beta’s common stock as of the date of grant.
  The maximum term of the options shall be a maximum of ten years or such lesser time period as the board of directors determines. The maximum time period for options to be issued to persons owning more than 10% of the voting stock of Beta at the date of grant shall be five years from the date of grant.

     The Compensation Committee of the board of directors granted 97,500 options to officers, directors and employees as of August 27, 1999 at an exercise price of $6.00 per share. All of the 97,500 options will expire on or before December 31, 2004.

     The Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting of nonstatutory stock options to directors who are not employees and consultants. In the case of employees who receive incentive stock options which are first exercisable in a particular calendar year whose aggregate fair market value exceeds $100,000, the excess of the $100,000 limitation shall be treated as a nonstatutory stock option under the Stock Option Plan.

     The Stock Option Plan is being administered by the Compensation Committee appointed by our board of directors. This committee consists of two directors, Joe C. Richardson, Jr. and John Tatum, neither of whom are employees of Beta. As such, under Rule 16b-3, the grant of such stock options under the Stock Option Plan to officers and directors who are our employees is exempt from the short swing profits provisions under Section 16(b) of the Securities Exchange Act of 1934 (“1934 Act”).

     This committee has the power, subject to the approval of our board of directors, to determine the terms of the options granted, including the number of shares subject to each option, the exercisability and vesting requirements of each option, and the form of consideration payable upon the exercise of such option (i.e., whether cash or exchange of existing shares of Beta common stock in a cashless transaction or a combination thereof).

     A maximum of 700,000 shares of Beta common stock (which amount is subject to adjustment for stock splits, stock dividends, combinations or reclassification of the Beta common stock) are reserved for issuance under the Stock Option Plan. Stock options exercisable for a total of 97,500 shares of Beta common stock have been granted to a total of 5 employees as incentive stock options. Of this amount, options for 95,000 shares have been granted to officers and directors. The average exercise price of such stock options is $6.00 per share, which represented an amount in excess of 110% of the fair market value of the average of the last reported highest bid and lowest asked prices quoted on the Nasdaq Small Cap Market on August 27, 1999, which was the date such stock options were granted.

     The Stock Option Plan requires that the exercise price of the stock options granted under such plan shall not be less than (but may be higher than) 100% of the fair market value per share as determined on the date of grant. However, if an employee who is granted a Stock Option owns, at the time of grant, stock representing move than 10% of the voting power of all classes of Beta Stock, the exercise price for options which are incentive stock options may not be less than 110% of the fair market value per share on the date of grant.

     So long as our stock is reported on the National Association of Securities Dealers, Inc. Automated System, the fair market value per share on the date of grant of a stock option under the Stock Option Plan shall be the closing price of the Beta common stock as reported on such system on the date of grant, or if our price is not quoted on such date, then the closing price as of the last immediately preceding day on which the closing price is so reported.

     The Stock Option Plan will continue in effect for 10 years from August 20, 1999 (i.e., the date first adopted by our board of directors), unless sooner terminated by our board of directors. Unless otherwise provided by our board of directors, the stock options granted under the Stock Option Plan will terminate immediately prior to the consummation of a proposed dissolution or liquidation of Beta.

     The options granted under the Stock Option Plan are for a period of not more than 10 years after the date of grant. However, in the case of an optionee who owns, at the time of grant, stock representing more than 10% of the combined voting power of all classes of Beta stock, the term of the options shall not be for more than five (5) years.

     Upon the termination of an optionee’s as our employee, he/she must exercise his/her option within the period of time not exceeding three (3) months (as set forth in such stock option) after he/she ceases to be our employee. If an optionee becomes disabled and due to such disability ceases to be our employee, he/she must exercise his/her option within the period of time not exceeding 12 months (as set forth in such stock option). Upon the death of an optionee whose employment by us was not terminated prior to such event, the optionee’s estate or person acquiring the right to exercise such option by bequest or inheritance may exercise such option at any time within 12 months following the date of such optionee’s death but only to the extent that the optionee could have exercised such option (under its terms) if his/her employment had continued uninterrupted for such 12 month period.

     The options granted under the Stock Option Plan may only be exercised by the optionee during his/her lifetime and are not transferable except by will or by the laws of descent and distribution. The shares of Beta common stock transferred to an optionee as a result of the exercise of a stock option are “restricted securities” under Rule 144 as promulgated under the 1933 Act and may only be resold or transferred in compliance with such rule and the registration requirements or an exemption from such requirements under the 1933 Act.

Retirement Plan

      Beta maintains a Savings Incentive Match Plan for Employees (SIMPLE IRA Plan) for eligible employees. Currently, all Beta employees are eligible to participate.

     Beta presently makes matching contributions to employee accounts in an amount equal to the elective contribution made by each employee, not to exceed, however, 3% of each employee’s salary during any calendar year. All contributions to employees’ accounts are immediately 100% vested and become the property of each employee at the time of contribution, including employer contributions and income-deferral contributions. During 1999, Beta contributed an aggregate of $12,246 to the accounts of 5 employee participants, of which $5,397 was allocated to Mr. Antry’s account.

Compensation of Directors

     Beta’s Bylaws state that non-employee Directors of Beta shall not receive any stated salary for their services, but, by resolution of the Board of Directors, a fixed sum and expense of attendance, if any, may be allowed for attendance at each regular and special meeting of the Board of Directors. Beta paid a total of $2,000 in attendance fees to its non-employee directors during 1999. Beta maintains directors and officers liability insurance.

Employment Contracts

     Beta has an employment contract with Mr. Antry. The contract provides for an indefinite term of employment at an annual salary of $150,000 commencing October 1997 and an annual car allowance of up to $12,000. The contract may be terminated by Beta without cause upon the payment or issuance to Mr. Antry of the following:

(a)	Five year options to acquire common stock of Beta in an amount equal to 10% of the then issued and outstanding shares with piggyback registration rights and an exercise price equal to 60% of the fair market value of the shares during the sixty day period preceding the termination notice, such amount not to exceed $3.00 per share.

(b)	A cash payment equal to two times the aggregate annual compensation.

(c)	In the event of termination without cause, all unvested securities of Beta held by Mr. Antry shall immediately vest and Beta shall not have the right to terminate or otherwise cancel any securities issued by Beta to Mr. Antry.

     During the period from inception, June 6, 1997 through December 31, 1997, and for the years ended December 31, 1998 and 1999, R. Thomas Fetters, a director of Beta was paid $20,000, $60,000 and $75,000, respectively, pursuant to a consulting contract for exploration related services. Beta had a consulting agreement with Mr. Fetters which provides that he will provide part time geologic services to Beta for $5,000 per month. The agreement provided that Mr. Fetters serve as a director during the term of the agreement. It further provides that if Mr. Fetters is offered a full time position with Beta, his compensation will be increased to a salary of $125,000 per year. The agreement was terminated by mutual agreement effective January 1, 2000. Mr. Fetters is now a full time employee of Beta at an annual salary of $92,500 for 2000 which will increase to $125,000 in 2001.

     On June 23, 1997, Beta entered into an employment agreement with Steve Fischer, a key employee. The agreement provides for an annual salary of $60,000 for a two year term commencing March 1, 1999. Under the contract, Mr. Fischer provides services as Vice President of Capital Markets. Under separate agreement, Mr. Fischer subscribed to purchase 350,000 shares at price of $0.05 per share. The subscription agreement provides that the shares shall vest over a three year period.

     On January 27, 1998, Beta issued 100,000 common stock purchase warrants exercisable at a price of $3.75 per share to J. Chris Steinhauser, the Chief Financial Officer of Beta. The warrants vest as follows:

(a)	25,000 warrants vested immediately
(b)	25,000 shall vest upon the first anniversary of the employee's employment
(c)	25,000 shall vest upon the second anniversary of employment
(d)	25,000 shall vest upon the third anniversary of employment

      If the officer ceases employment during the vesting period, all nonvested warrants shall be forfeited. The warrants shall expire on January 23, 2003

Certain Relationships and Related Transactions

      A director of Beta, Mr. John P. Tatum, is a partner with Dyad Petroleum Company in Midland, Texas. Beta has purchased a 20% interest in a property owned by an affiliate of Dyad at a cost of $100,000 in January 1999, prior to the time Mr. Tatum joined Beta as a director.

      There are no outstanding loans to officers, directors and related persons. The present policy of Beta does not permit loans to officers, directors and related persons.

STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

   NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.00 on 7/9/99.

     The indexes in the performance graph compare the annual cumulative total stockholder return on Beta’s common stock with the cumulative total return of The Nasdaq Stock Market (U.S.) Index and a peer group index comprised of five publicly-owned companies engaged in crude oil and natural gas operations whose stocks were traded on Nasdaq during the period from July 9, 1999 through December 31, 1999. July 9, 1999 is the date on which Beta commenced trading on the Nasdaq. The table assumes that the value of an investment in Beta’s common stock and each index was $100 on July 7, 1999 and that all dividends were reinvested. The five companies included in the peer group are as follows:

Cumulative Total Return
	07/09/1999	7/1999	8/1999	9/1999	10/1999	11/1999	12/1999
BETA OIL & GAS, INC.	100.00	100.00	93.75	106.25	108.33	129.17	123.97
PEER GROUP	100.00	105.96	103.75	102.05	87.54	66.50	65.48
NASDAQ STOCK MARKET (U.S.)	100.00	94.42	98.37	98.45	106.14	118.54	145.05
	Company Name	Trading Symbol
1.	Brigham Exploration Co.	BEXP
2.	Carrizo Oil & Co Inc.	CRZO
3.	Cheniere Energy Inc.	CHEX
4.	Edge Petroleum Corp.	EPEX
5.	Parallel Petroleum Corp.	PLLL

PROPOSAL NO. 2
AMENDMENT TO BETA’S ARTICLES OF INCORPORATION

     On May 18, 2000, the Board of Directors approved an amendment to the Company’s Articles of Incorporation to authorize the issuance of up to 5,000,000 shares of $0.001 par value preferred stock. Presently, our Articles of Incorporation do not contain a provision authorizing the issuance of preferred stock by Beta. The proposed amendment to Article 3 of our Articles of Incorporation is set forth below (the “Amendment”).

     The Board of Directors has determined that the authorization of a class of preferred stock will give Beta additional flexibility if it becomes necessary to raise additional capital in the future. Our oil and gas exploration, development and acquisition activities have required, and are likely in the future to require, substantial and continuing capital expenditures. Historically, the sources of financing to fund our capital expenditures have included:

  Cash received from sales of our equity securities; and
  Cash flow from operations.

     We have reviewed available financing options in light of our likely need for additional capital and current market conditions, particularly in the domestic oil and gas industry. The Board believes that it is in the best interests of the Company and the stockholders for Beta to have preferred stock authorized so that we will have more alternatives to consider in raising capital in the future.

     Presently, our Articles of incorporation authorize 50,000,000 shares of $0.001 par value common stock. The Amendment proposed hereby would not change the number of authorized shares of common stock. Specifically, the Amendment will provide that pertinent portions of our Articles of Incorporation will be amended to read as follows:

THIRD. The aggregate number of shares of stock the corporation is authorized to issue is 50,000,000 shares of a class designated as common stock, par value $0.001 per share, and 5,000,000 shares of a class designated as Preferred Stock, par value $0.001 per share, and the relative rights of the shares of each class are as follows:
1.	Common Stock.
(a)	The holders of common stock shall have and possess all rights as shareholders of the corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the outstanding Preferred Stock. All common stock, when duly issued, shall be fully paid and nonassessable. The holders of common stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
(b)	Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote, except that in the election of directors each shareholder of common stock shall have as many votes for each share held by him as there are directors to be elected by the common shareholders and for whose election the shareholder has a right to vote. Cumulative voting shall be permitted in the election of directors.
(c)	The holders of shares of common stock shall be entitled to receive the net assets of the Corporation upon dissolution or liquidation, subject to the payment of any preferences thereto applicable to outstanding Preferred Stock.
2.	Preferred Stock. The corporation may divide and issue the Preferred Stock in series. Preferred shares of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by these Articles of Incorporation and the General Corporation Law of Nevada in respect of the following:
(a)	The number of shares to constitute such series, and the distinctive designations thereof;
(b)	The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue;
(c)	Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
(d)	The amount payable upon shares in event of involuntary liquidation;
(e)	The amount payable upon shares in event of voluntary liquidation;
(f)	Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(g)	The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(h)	Voting rights, if any; and
(i)	Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series.

The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects."

Effect of Amendment

     By adopting the proposed Amendment, we will be granting to the Board of Directors the authority to issue, from time to time at the discretion of the directors, up to 5,000,000 shares of preferred stock having such rights and privileges as may be established by the Board of Directors at the time of issuance. Although not intended for such purpose, the class of Preferred Stock proposed to be authorized in the Amendment could be deemed to be an anti-takeover device. For instance, the Board of Directors would be empowered to issue Preferred Stock with voting or other preferences or rights at a time when another person or entity might otherwise attempt to assume control of Beta. Presently, the Board of Directors is not aware of any intention or threat by any third party to attempt to take control of Beta and we do not presently expect that issuance of Preferred Stock will be utilized for such a purpose. If we issue Preferred Stock in the future, rights of persons who are holders of common stock could be subject to rights, privileges or preferences to which holders of newly-issued Preferred Stock would be entitled. The Board will have authority to issue Preferred Stock without requiring future stockholder approval, except where approval might be required by applicable law or regulations of markets where our common stock may be traded.

     We do not intend to issue any Preferred Stock in the immediate future and we have not discussed any future financing arrangement pursuant to which we would raise capital for Beta by the issuance of Preferred Stock. Any future issuance of Preferred Stock by Beta must be approved by the Board of Directors. Unless the directors determine that the terms of any proposed issuance are fair and reasonable and in the best interest of Beta and our stockholders, we do not intend to issue any Preferred Stock in the future.

The Board of Directors recommends a vote for approval of the Amendment to our Articles of Incorporation authorizing Beta to issue Preferred Stock.

     If the proposal to adopt the Amendment is not approved at the Annual Meeting, we will consider other financing alternatives that may be available to us from time to time, including private or public sales of our common stock or other debt securities, bank financing or property sales.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     We have engaged HEIN + ASSOCIATES LLP as independent auditors to perform the audit of our financial statements for fiscal year 2000. HEIN + ASSOCIATES LLP has been our independent auditor since 1997. We expect that representatives of HEIN +ASSOCIATES LLP will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote for the ratification of the selection of
HEIN + ASSOCIATES LLP.

FINANCIAL STATEMENTS

     The 1999 Annual Report to Stockholders, which includes our audited financial statements for our most recent fiscal year, accompanies this Proxy Statement.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matter properly comes before the Annual Meeting, the persons appointed by the proxy intend to vote such proxy in accordance with their best judgment.

     STOCKHOLDERS MAY OBTAIN, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE COMPANY, 901 DOVE STREET, SUITE 230, NEWPORT BEACH, CA 92660.

STOCKHOLDER PROPOSALS

     Stockholders desiring to submit proposals for inclusion in our Proxy Statement and form of proxy relating to our 2001 annual meeting of stockholders must submit proposals to us at our principal executive office on or before January 7, 2001. Proposals should be sent to:

     Secretary of Beta Oil & Gas, Inc., 901 Dove Street, Suite 230, Newport Beach, CA 92660.

By Order of the Board of Directors LISA ANTRY Secretary Newport Beach, CA May 24, 2000

BETA OIL & GAS, INC.

ANNUAL MEETING OF STOCKHOLDERS - June 24, 2000

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steve A. Antry and R. Thomas Fetters, severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of BETA OIL & GAS, INC. of record in the name of the undersigned at the close of business on May 19, 2000 which the undersigned is entitled to vote at the 2000 Annual Meeting of Stockholders of the Company and at any and all adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting and Proxy Statement dated May 24, 2000, receipt of which is acknowledged.

(1)  ELECTION OF DIRECTORS

                  [ ]      FOR all nominees listed below (except as marked to the contrary below)
                  [ ]      WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
------------

Steve Antry                         R. Thomas Fetters         Joe C. Richardson, Jr.
Lawrence W. Horwitz                 John P. Tatum                      Rolf N. Hufnagel

(2)  APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO AUTHORIZE ISSUANCE OF 5,000,000 SHARES OF PREFERRED STOCK.

                                    [  ] FOR           [  ] AGAINST             [  ] ABSTAIN

     (3) APPROVAL OF SELECTION OF HEIN + ASSOCIATES LLP AS INDEPENDENT AUDITORS FOR THE COMPANY

                                    [  ] FOR           [  ] AGAINST             [  ] ABSTAIN

     (4) In their discretion, the Proxies are authorized to vote upon such other business as may lawfully come before the meeting, hereby revoking any Proxies as to said shares heretofore given by the undersigned and ratifying and confirming all that said attorneys and proxies may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING FOR ELECTION OF THE NOMINEES FOR DIRECTOR AS SELECTED BY THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS (2) AND (3).

It is understood that this Proxy confers discretionary authority in respect of matters not known or determined at the time of the mailing of the Notice of Annual Meeting of Stockholders to the undersigned.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith.

Dated and Signed:
, 2000
Signature(s) of Stockholder(s)
Signature(s) should agree with the
name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. Attorneys should submit powers of attorney.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PRE- PAID ENVELOPE.